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                                                                    EXHIBIT 21.1
                            SUBSIDIARIES OF COMPANY

Astarix Institute, Inc., a Delaware corporation
Bloxham Laboratories Limited, a public limited company organized under the laws of England
Center Laboratories, Inc., a Delaware corporation
Centre Medical des Grand'Places S. A., a corporation incorporated under the laws of Switzerland
Diamond Animal Health, Inc., an Iowa corporation
Heska AG, a corporation incorporated under the laws of Switzerland
Heska Holding AG, a corporation incorporated under the laws of Switzerland Sensor Devices, Inc., a Wisconsin corporation